AIRSPAN NETWORKS ACQUIRES WIPLL
BROADBAND WIRELESS ACCESS PRODUCT LINE
FROM MARCONI

WipLL Product Family Enables Airspan To Service Broader Customer Base

BOCA RATON, Fla. – October 1, 2002—Airspan Networks, Inc. (Nasdaq: AIRN), a leading worldwide provider of broadband fixed wireless DSL networks, announced today that it will acquire from Marconi Corporation plc all of the outstanding shares of Marconi Communications (Israel) Limited, which operates the broadband wireless access business of Marconi known in the market as Wireless Internet Protocol Local Loop (“WipLL”).

The WipLL product enables operators in the licensed and unlicensed bands to offer high speed, low cost, wireless broadband connections for data and voice over IP to their subscribers around the world. “This acquisition expands our reach as a company substantially, by letting us address a number of growing equipment segments,” said Eric Stonestrom, president and chief executive officer. “The acquisition will reinforce our leadership in the international fixed-wireless access marketplace, and diversify our existing sources of revenues.”

The purchase price of approximately $3 million will be paid at closing in October entirely in cash out of Airspan’s available cash resources of approximately $58 million. Airspan expects that the purchase will be immediately accretive to its operating results.

“In this time of uncertainty in the telecom market, we are pleased to have been able to close this agreement and to solidify our position in the fixed wireless equipment market with the use of our substantial cash reserves. By adding a business with existing customers, a competitive product, and strong growth potential, we expect to get immediate positive benefits in our operating results. We are excited at this opportunity to grow our business. We believe the combined entity has the scale to break even more quickly than our stand-alone business, even in this challenging capital spending environment,” added Stonestrom.

With the transaction, Airspan will acquire most of the assets of the WipLL business, including the intellectual property rights to the WipLL product, Marconi’s research and development facility in Lod, Israel, and the services of approximately 60 people based there. The division shipped approximately $2.8 million of equipment in the third quarter of 2002.

As part of the acquisition, Airspan will begin to service all existing WipLL customers. To date more than 15,000 subscriber terminals and more than 1,600 base station radios of WipLL equipment have been shipped to 18 operators in 12 countries. The WipLL subscribers receive Internet access and other broadband services from telecom operators and Internet Service Providers (ISPs) such as SpeedNet Inc. of Japan, which currently has more than 12,000 subscribers on the WipLL platform. SpeedNet, whose shareholders include Japan’s largest utility company, continues to grow its WipLL-based network as demand for its Internet and data services expands.

Jonathan Paget, Airspan’s chief operating officer said: “We believe the economics of the transaction and the existing customer base will allow us to reach profitability sooner, a top

Airspan priority. We gain in size through the acquisition of a solid customer base, a strong sales pipeline, and a product family capable of changing the economics of fixed wireless access. Most importantly, we increase the scale of our company by acquiring a product set that competes head to head in the rapidly growing wireless ISP and enterprise networking sectors. This should reduce our dependence on traditional licensed carriers.”

WipLL is a broadband, IP-based wireless local loop communications system, supporting high-speed data, Voice over IP (VoIP) and multimedia services. The product line provides a competitive next generation data and VoIP final mile solution. It also provides a strong development platform for OFDM-A and 5.7 GHz product line extensions. WipLL expands Airspan’s market reach and scale in four ways: a) it gives Airspan a low cost internet and VoIP data access product for Airspan’s traditional customer base, those operators with 3.5 GHz licensed spectrum, b) it opens up an additional customer base, exemplified by SpeedNet Inc, which can use the product in conjunction with its existing fiber backbone networks to provide economical high speed internet access, c) it gives Airspan access to the rural, unlicensed Internet service providers in the United States, who in outlying areas particularly are providing economical internet access to the estimated 75 million American’s who are not served by cable or traditional DSL, and d) it is applicable to worldwide enterprise customers requiring campus connectivity, a high growth area.

The deal is subject to final approvals by Israeli government authorities, receipt of which are expected in the fourth quarter of 2002.

Airspan will host a conference call at 9 a.m. EDT on Wednesday, October 2nd to discuss the transaction and to provide a financial update on the company. The dial-in numbers for the live conference call are as follows: US toll-free number is 1-888-243-0811; the international access dial-in number is 1-703-736-7292. Please reference the Airspan Networks conference call.

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About Airspan Networks

Airspan Networks provides wireless DSL systems and solutions to operators around the world with licenses in frequency bands between 900 MHz to 4 GHz, including both PCS and MMDS. The company has deployments with more than 90 operators in more than 45 countries. Airspan’s systems are based on radio technology that delivers excellent area coverage, high security and resistance to fading. Airspan’s systems can be deployed rapidly and cost effectively, providing an attractive alternative to traditional wired communications networks. Airspan also offers radio planning, network installation, integration, training and support services to facilitate the deployment and operation of its systems. More information on Airspan can be found at http://www.airspan.com

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on those factors identified in the company’s filings with the SEC. The words “believe”, “expect”, “intend”, “anticipate”, variations of such words and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward looking. Examples of forward looking statements in this release include statements that the company believes the transaction will allow it to reach profitability faster; that the transaction will reduce the company’s reliance on traditional licensed carriers; that the acquisition will reinforce the company’s leadership in the international fixed-wireless marketplace, and diversify its existing sources of revenue; together with any implication that because the revenue for WipLL was approximately $2.8 million for the third quarter of 2002, Airspan’s revenues will increase in a similar amount going forward. These statements are not guaranties of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.

For media inquiries, contact:

Airspan Networks:

Al Quintana
Senior Director, Marketing Communications
Tel: +1 561 893-8683
Fax: +1 561 893-8671
Email: aquintana@airspan.com

For Investment inquiries, contact:

Airspan Networks:

Peter Aronstam
Chief Financial Officer
Tel: +1 561 893-8682
Fax: +1 561 893-8681
Email: paronstam@airspan.com